Page 1 Ex 3.1

Filed #C33980-99
                            ARTICLES OF INCORPORATION
DEC 30 1999
                                       OF
Dean Heller
Secretary of State
                             ONYX TECHNOLOGIES, LTD.
                              a Nevada Corporation

     FIRST: The name of the corporation is:

                             ONYX TECHNOLOGIES, LTD.

     SECOND: The resident agent for this corporation shall be:

                            SAGE INTERNATIONAL, INC.

The address of said agent, and the principal or statutory address of this corporation in the State of Nevada, shall be 1135 Terminal Way, Suite 209, Reno, Nevada, 89502, located in Washoe County, State of Nevada. This corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said corporation, and that this corporation may conduct all corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as with the State of Nevada.

     THIRD: The objects for which this corporation is formed are as follows: to engage in any lawful activity.

     FOURTH: That the total number of voting common stock authorized that may be issued by the corporation is FIFTY MILLION (50,000,000) shares of stock with ..001 PAR VALUE, and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

     FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1). The name and post office address of the first Board of Directors shall be one (1) in number and listed as follows:
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                                                                   Page 2 Ex 3.1

         NAME                       ADDRESS

         Cheri S. Hill              1135 Terminal Way, Suite 209
                                    Reno, Nevada 89502

     SIXTH: After the amount of the subscription price, the purchase price, of the par value of the stock of any class or series is paid into the corporation, owners or holders of shares of any stock in the corporation may never be assessed to pay the debts of the corporation.

     SEVENTH: The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

         NAME                       ADDRESS

         Cheri S. Hill              1135 Terminal Way, Suite 209
                                    Reno, Nevada 89502

     EIGHTH: The corporation is to have a perpetual existence.

     NINTH: No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of this corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

     TENTH: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

     ELEVENTH: This corporation reserves the right to amend, alter, change or repeal and provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon the Stockholders herein are granted subject to this reservation.
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                                                                   Page 3 Ex 3.1


     I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and accordingly have hereunto set my hand December 29, 1999.


/s/ Cheri S. Hill
----------------------------
CHERI S. HILL, Incorporator


                          CERTIFICATE OF ACCEPTANCE OF
                          APPOINTMENT BY RESIDENT AGENT

SAGE INTERNATIONAL, INC., hereby accepts appointment as Resident Agent of ONYX TECHNOLOGIES, LTD. in accordance with NRS 78.090.

SAGE INTERNATIONAL, INC.


By: /s/ Cheri S. Hill
   -------------------------
   CHERI S. HILL, Senior V.P.                  Date: December 29, 1999
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                                                                   Page 4 Ex 3.1


DEAN HELLER                         CERTIFICATE OF AMENDMENT
Secretary of State                  (Pursuant to NRS 78.385 and 78.390)
202 North Carson Street
Carson City, NV 89701-4201
(775) 684-5706

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78-385 and 78.390 - After Issuance of Stock)
                              -Remit in Duplicate-


1. Name of the Corporation: Onyx Technologies, Ltd.

2. The articles have been amended as follows:

           Article 1 now to read as follows: Onyx International, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100. *

4. Officer Signature:

/s/ Jefferson Barboni
-----------------------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.